Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Cavanal Hill Funds:

We consent to the use of our report dated October 26, 2015 on Cavanal Hill Funds’ financial statements, incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
March 21, 2016